VAN ECK FUNDS
                              122 East 42nd Street
                            New York, New York 10168



                                                               October 29, 1993


Van Eck Securities Corporation
122 East 42nd Street
New York, New York 10168



Ladies/Gentlemen:

         Pursuant to Section 1 of the Distribution Agreement, dated July 30,1985 (the "Agreement"), between Van Eck Funds (the "Trust") and Van Eck Securities Corporation (the "Distributor"), please be advised that the Trust has established an additional series of the Trust, namely, Global Balanced Fund (the "Fund") which will issue two classes of shares, namely, Class A Shares and Class B Shares. The Trustees of the Trust have adopted the Agreement to retain the Distributor to render services contemplated by the Agreement for the Fund. Class A Shares will be sold at "net asset value per share" of the Fund plus a front-end sales charge and the Class B Shares will be sold at "net asset value per share" of the Fund, in accordance with the then current prospectus of the Trust, as from time to time amended.

         Please confirm below your willingness to render such services.


                                        VAN ECK FUNDS


  ATTEST: /s/ Thaddeus Leszczynski      BY: /s/ John C. van Eck
          ----------------------------      ----------------------------------
                                            President




            Confirmed, Agreed to and Accepted this October 29, 1993:



                                        VAN ECK SECURITIES CORPORATION


  ATTEST: /s/ Thaddeus Leszczynski      BY: /s/ John C. van Eck
          ----------------------------      ----------------------------------
                                            President